As filed with the Securities and Exchange Commission on March 7, 2013

Registration No. 333-185854

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SPINDLE, INC.
(Exact name of registrant as specified in its charter)

Nevada	20-8242820
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18835 North Thompson Peak Parkway Scottsdale, Arizona	85255
(Address of principal executive offices)	(Zip Code)

Spindle, Inc. 2012 Stock Incentive Plan Agreement with Legal Counsel
(Full title of the plan)

William Clark President Spindle, Inc. 18835 North Thompson Peak Parkway Scottsdale, Arizona85255
(Name and address of agent for service)

(480) 335-7351
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

DEREGISTRATION OF UNSOLD SECURITIES

Spindle, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the registration statement on Form S-8 (file no. 333-185854) (the “Registration Statement”) to deregister certain shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), that were covered by the Registration Statement for issuance under the Spindle, Inc. 2012 Stock Incentive Plan (the “2012 Plan”) and the Agreement with Legal Counsel (the “Counsel Plan” and, together with the 2012 Plan, the “Plans”).  The Registrant filed the Registration Statement, which registered 3,000,000 shares of Common Stock to be offered or sold under the 2012 Plan and 76,378 shares of Common Stock to be offered or sold under the Counsel Plan, with the Securities and Exchange Commission (the “Commission”) on January 2, 2013.

Pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all the shares of Common Stock covered by the Registration Statement which remain unissued as of the date of this filing.

Upon effectiveness hereof, no shares of Common Stock will remain registered under the Registration Statement for issuance under the Plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”), the registrant has duly caused this post-effective amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Scottsdale, Arizona, on March 7, 2013.

Spindle, Inc.

/s/ William Clark

By: William Clark

Its: President and Principal Financial Officer

Pursuant to the requirements of the Securities Act, this post-effective amendment no. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: March 7, 2013	/s/ David Ide
David Ide, Chairman and Director

Dated: March 7, 2013	/s/ William Clark
William Clark, President and Principal Financial Officer

Dated: March 7, 2013	/s/ John Devlin
John Devlin, Director

Dated: March 7, 2013	/s/ Glenn Bancroft
Glenn Bancroft, Director

Dated: March 7, 2013	/s/ John Reardon
John Reardon, Director

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